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                                                                   EXHIBIT 2.1

                            AGREEMENT AND PLAN OF MERGER


                                       AMONG


                               FOCUS AFFILIATES, INC.


                         FOCUS AFFILIATES MERGER SUB, INC.


                              THE WIRELESS GROUP, INC.


                                        AND


                    PRINCIPAL WIRELESS GROUP, INC. STOCKHOLDERS



                           DATED AS OF DECEMBER 14, 1999



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                            AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of December 14, 1999, by and among Focus Affiliates, Inc., a Delaware corporation doing business as Focus Wireless.Com ("FOCUS"), Focus Affiliates Merger Sub, Inc., a Delaware corporation ("MERGER SUB"), The Wireless Group, Inc., a Texas corporation doing business as SourceWireless.Com ("SOURCE"), and Steven Teel, David Lopez and Eric Gottfredson (the "PRINCIPAL SOURCE STOCKHOLDERS") with reference to the following facts:

       WHEREAS, Focus has formed Merger Sub as a wholly-owned subsidiary for the purpose of effectuating the merger of Source with and into Merger Sub as provided herein (the "MERGER"); and

       WHEREAS, the respective Boards of Directors of Focus, Merger Sub and Source (collectively, the "COMPANIES") deem it to be in the best interests of the Companies and their respective stockholders that Source merge with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement; and

       WHEREAS, the Principal Source Stockholders approve of the Merger and desire to facilitate the Merger by their agreements contained herein; and

       WHEREAS, the parties intend that the transactions contemplated hereby qualify for nonrecognition treatment under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

       NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, the parties agree as follows:

I.     SOURCE MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Source shall be merged with and into Merger Sub, with Merger Sub as the corporation surviving the Merger (the "SURVIVING CORPORATION"), and the separate existence of Source shall cease.

       1.2 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Texas Business Corporation Act (the "TEXAS ACT") and Subchapter IX of the Delaware General Corporation Law (the "DELAWARE ACT").

       1.3 EFFECTIVE TIME. The consummation of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Focus at 401 East Corporate Drive, Suite 220, Lewisville, Texas, 75057, or such other place as the parties hereto shall agree, at a time and on a date (the "CLOSING DATE") to be determined by the parties, but in any event not later than five business days following fulfillment or waiver of the conditions specified in Article V hereof. Contemporaneously with the Closing, Merger Sub and Source (the "CONSTITUENT COMPANIES") shall cause an agreement of merger between Merger Sub and Source, in a form that is acceptable to each of the Constituent Companies and otherwise conforms to the requirements of the Texas Act (the "AGREEMENT OF MERGER"), to be filed with the Secretary of State of the State of Texas as provided in Section 5.04 of the Texas Act, and with the Secretary of State of the State of Delaware as provided in Section 252 of Subchapter IX of the Delaware Act. The Merger shall become effective on the Closing Date or at such other time as the parties shall agree (the "EFFECTIVE TIME").

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       1.4    CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

       1.5 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION. As of the Effective Time, the then current directors of Merger Sub shall be the directors of the Surviving Corporation, in each case to serve until their respective successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation. As of the Effective Time, the then current officers of Merger Sub shall be the officers of the Surviving Corporation, to serve in each case until their respective successors are appointed in accordance with the Bylaws of the Surviving Corporation.

       1.6 CONVERSION OF SOURCE SHARES. At the Effective Time, all of the issued and outstanding shares of capital stock of Source ("SOURCE STOCK") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and thereafter represent the number of shares of common stock, $0.01 par value per share of Focus ("FOCUS COMMON STOCK") determined by dividing $750,000 by an amount (the "SHARE PRICE") equal to the lesser of (a) $4 15/16 or (b) the average closing price per share of Focus Common Stock as reported on NASDAQ for the 20 trading days period ending on the day prior to the Closing Date. Fractional shares shall not be issued, and in lieu thereof Focus shall pay cash in an amount equal to the Share Price times the applicable fraction of a share. The holders of the Source Stock shall also be entitled to receive an aggregate cash payment (the "CASH CONSIDERATION") from Focus of $50,000. The Cash Consideration shall be distributed to them pro rata (based on their holdings of Source Stock on the Closing Date) on the Closing Date. In addition to any restrictions on resale of Focus Common Stock imposed under the federal securities laws, each of the Source stockholders will further agree to not publicly resell any of the Focus Common Stock issued to them in connection with the Merger during the one-year period following the Closing Date and to limit any public resales after such one-year period to an amount in any 90-day period thereafter equal to one-fourth of the shares originally issued to such stockholder.

       1.7    OMITTED INTENTIONALLY

       1.8 MERGER SUB COMMON STOCK REPRESENTS SURVIVING CORPORATION COMMON STOCK. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Focus as the holder thereof, represent one share of common stock, $.01 par value, of the Surviving Corporation.

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       1.9    EXCHANGE OF CERTIFICATES.  After the Effective Time, any holder of an outstanding certificate or certificates (the "SOURCE STOCK CERTIFICATES") theretofore representing any of the shares of Source Stock, upon surrender thereof to Focus or the transfer agent for Focus Common Stock, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Focus Common Stock as provided in Section 1.6. Until so surrendered, the outstanding Source Stock Certificates shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Focus Common Stock, to represent that certain number of shares of Focus Common Stock as set forth in Section 1.6. No dividend or distribution, if any, payable to holders of shares of Focus Common Stock shall be paid to the holders of Source Stock Certificates; provided, however, that upon surrender and exchange of such Source Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor, the amount, without interest thereon, of dividends or other distributions, if any, which theretofore but subsequent to the Effective Time have been declared and become payable with respect to the number of whole shares of Source Common Stock into which the shares of Source Stock theretofore represented thereby shall have been converted.

       1.10 FOCUS TO RESERVE SHARES. At or prior to the Closing Date, Focus shall reserve for the benefit of the holders of the Source Stock Certificates such number of shares of Focus Common Stock as shall be required for conversion of Source Stock in accordance with this Agreement.

       1.11 FURTHER DOCUMENTS. From time to time, on and after the Closing Date, as and when requested by Focus, the appropriate officers and directors of Source as of the Closing Date shall, for and on behalf and in the name of Source or otherwise, execute and deliver all such instruments, and shall take or cause to be taken such further or other actions as Focus may reasonably request in order to confirm of record or otherwise to Focus title to all of the outstanding shares of Source and otherwise to carry out fully the provisions and purposes of this Agreement.

       1.12 REORGANIZATION. This Agreement constitutes a plan of reorganization within the meaning of the Treasury Regulations under the Code and has been duly adopted by each party hereto as such. The parties hereto intend that the transactions contemplated by this Agreement shall qualify for nonrecognition treatment under Section 368(a) of the Code, and each party hereto will take all commercially reasonable actions in order to accomplish such intent.

II.    BOARD AND SHAREHOLDER APPROVALS

       2.1    SOURCE BOARD AND STOCKHOLDER APPROVAL.   Source hereby
represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters, and all of the stockholders of Source have executed and delivered to Source their written consents under Section 5.03 of the Texas Act to the execution, delivery and performance by Source of this Agreement, the Merger and any related matters.

       2.2 FOCUS BOARD AND STOCKHOLDER APPROVAL. Focus hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and any related matters and that none of these matters require the approval of the stockholders of Focus.

       2.3 MERGER SUB BOARD AND SHAREHOLDER APPROVAL. Merger Sub hereby represents that its Board of Directors has duly authorized the execution and delivery of this Agreement and approved this Agreement, the Merger and related matters, and Focus, in its capacity as the sole shareholder of Merger Sub, has executed and delivered to the Merger Sub a written consent under
Section 252 of Subchapter

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IX of the Delaware Act approving the execution, delivery and performance by
Merger Sub of the Agreement of Merger and the approval of this Agreement.

III.   REPRESENTATIONS AND WARRANTIES

       3.1 REPRESENTATIONS AND WARRANTIES OF SOURCE. Source hereby represents and warrants to Focus, subject to such exceptions as are specifically disclosed by Source to Focus in the disclosure letter of even date herewith relating to this Agreement and delivered by Source to Focus herewith (the "SOURCE DISCLOSURE LETTER"), as follows:

              (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. Source is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Source is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect.
As used in this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to Source or Focus, a material adverse effect on the business, operations, or condition, financial or otherwise, of Source or Focus, as the case may be, and their respective subsidiaries, taken as a whole. Section 3.1(a) of the Source Disclosure Letter sets forth, as of the date of this Agreement, each jurisdiction in which Source is qualified to do business. Source has heretofore delivered or will promptly deliver to Focus accurate and complete copies of the charter and by-laws, as currently in effect, of Source.

              (b) CORPORATE AUTHORITY. Source has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized, executed and validly delivered by Source, and constitutes a valid and binding agreement of Source, enforceable against Source in accordance with its terms.

              (c) CAPITAL STOCK. As of the date hereof, Source has an authorized capital stock consisting of 1,000,0000 shares of Source Common Stock, of which 100,000 shares are issued and outstanding. All of the issued and outstanding shares of Source Common Stock are owned by the persons identified on Schedule 3.1 to this Agreement in the amounts shown thereon. All of the issued and outstanding shares of capital stock of Source have been validly authorized and issued and are fully paid and nonassessable and free of preemptive or similar rights.

              (d) OPTIONS, WARRANTS AND RIGHTS. There are no outstanding options, warrants or other rights to purchase or to convert any obligation into any shares of the capital stock of Source.

              (e) SUBSIDIARIES. Source does not have any subsidiaries, which for the purposes of this Agreement shall include every other corporation, partnership, joint venture or other business association in which Source directly or indirectly owns or controls at least 50% of the securities or other equity interests.

              (f) FINANCIAL STATEMENTS. The balance sheet of Source as of November 30, 1999, the statements of operations, stockholders' equity and cash flows of Source for the seven-month period ended November 30, 1999, and all related schedules and notes to the foregoing, copies of which are attached to the Source Disclosure Letter, were prepared on a cash basis which were applied on a consistent basis, and fairly and accurately present the financial position, results of operations and

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changes in financial position of Source as of its respective dates and for the periods indicated. The foregoing financial statements for the seven-month period ended November 30, 1999 have been certified by the principal financial officer of Source. Source does not have any material liabilities or obligations of a type which would be included in a balance sheet prepared on a cash basis or in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Source as of November 30, 1999 or incurred since November 30, 1999 in the ordinary course of business.

              (g) ACTIONS IN THE ORDINARY COURSE OF BUSINESS. Since November 30, 1999, Source has not: (i) taken any action outside the ordinary and usual course of business; (ii) borrowed any money or become contingently liable for any obligations or liability of another; (iii) failed to pay all of its debts and obligations as they become due; (iv) incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $10,000 with respect to the same supplier or customer; (v) failed to use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and others with which it deals; or (vi) increased or committed to increase the salary or compensation of any officer.

              (h) NO MATERIAL ADVERSE CHANGE. Since November 30, 1999, there has not been and, to the knowledge of Source, there is not threatened
(i) any material adverse change in the financial condition, business, properties, assets or results of operations of Source; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Source which materially affects or impairs its ability to conduct its respective business; (iii) any event or condition of any character which has materially and adversely affected the business or prospects (financial or otherwise) of Source; or (iv) any mortgage or pledge of any material amount of the assets or properties of Source, or any indebtedness incurred by Source other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

              (i) REAL ESTATE RIGHTS. Section 3.1(i) of the Source Disclosure Letter contains a list of each piece of real property owned, leased or occupied by Source, including in each case the location thereof and a description of the use to which it is put by Source. Source has delivered to Focus a true and accurate copy of each deed, mortgage, lease, and other documents (collectively, the "SOURCE REAL ESTATE DOCUMENTS") pursuant to which Source owns, leases, or otherwise occupies each of its real estate properties (collectively, the "SOURCE PROPERTIES"). Source does not have any interest as owner, lessor, lessee, or otherwise in any real estate, other than as set forth in the Source Disclosure Letter. Source has not received notice from any mortgagee or landlord of any of the Source Properties that Source is in default of any terms, conditions, or provisions of any mortgage ("SOURCE MORTGAGE") or lease ("SOURCE LEASE") relating to any of the Source Properties. The Source Mortgages and Source Leases are in good standing and, to the knowledge of Source, no condition exists which, with the passage of time, giving of notice, or both, would lead to a default under any Source Mortgage or Source Lease.

              (j) TITLE TO PROPERTIES. Source has good and marketable title to all of its respective real and personal properties, including the Source Properties and all other properties reflected in Source's balance sheet as of November 30, 1999, or acquired subsequent to November 30, 1999 (except properties disposed of subsequent to that date in the ordinary course of business). Except as disclosed in Source's balance sheet as of November 30, 1999, such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest or title retention or other security

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arrangement except for liens for the payment of federal, state and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Source or the ownership of its assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of Source taken as a whole or materially impair the use thereof in the operation of its respective business.

              (k) CONDITION AND SUFFICIENCY OF ASSETS AND PROPERTIES. The buildings, equipment, fixtures, furniture, furnishings, office equipment and all other tangible personal assets and properties of Source presently used in Source's business do not require any material repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair. Source has adequate access to computer hardware and software to operate its website via ownership, lease, license or other similar arrangement on a commercially acceptable basis.

              (l) LITIGATION. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of Source, threatened against or affecting Source, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to Source, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

              (m) INTELLECTUAL PROPERTY. No claim is pending or, to the knowledge of Source, threatened to the effect that the present or past operations of Source infringe upon or conflict with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit Source to conduct its business as now operated (the "SOURCE INTELLECTUAL PROPERTY") and no claim is pending or, to the knowledge of Source, threatened to the effect that any of the Source Intellectual Property is invalid or unenforceable. None of the Source Intellectual Property infringes the rights of any third party and, to Source's best knowledge, no third party is infringing any of the Source Intellectual Property. The Source Disclosure Letter contains a list of all licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, and service marks of Source and each of its Subsidiaries. No contract, agreement or understanding between Source or any of its Subsidiaries and any other party exists which would impede or prevent the continued use by Source of the entire right, title and interest of Source in and to the Source Intellectual Property.

       To the best of Source's knowledge, all software used by Source constitutes an original work of Source authored by employees of Source within the course and scope of their employment for Source, except that to the extent that such software has been developed or created by any person other than Source, Source has a written agreement with such person with respect thereto and Source thereby has obtained ownership of, and is the exclusive owner of, or a permitted licensee of, all such software and all intellectual property rights therein by operation of law or by valid assignment. Source has taken commercially reasonable steps that are required to protect Source's rights in confidential information and trade secrets related to the Source Intellectual Property. All employees of Source that may have rights to the Source Intellectual Property have executed an assignment agreement in a form reasonably satisfactory to Focus. Source has not assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or created or suffered to be created any lien on or with respect to any of the Source Intellectual Property. Source is the sole and exclusive owner of the Source Intellectual Property, free and clear of any liens, and no other person or entity has or shall have any claim of ownership with respect to the Source Intellectual Property.

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       To the best of Source's knowledge, the software used by Source is substantially free of errors and performs substantially in accordance with its documentation and as it purports to or is represented to perform. Source has, prior to the Closing Date, scanned and disinfected its software using a then-current version of commercially available third party antivirus software. Source is not aware of any of its software containing any virus, Trojan horse, worm, or other software designed to permit unauthorized access to its software or any part or component thereof or to cause any damage, disability, loss of data, denial of access or of service, or which will cause its software or any part thereof to be disabled, erased, shut down, inoperable or otherwise incapable of being used by Focus or Merger Sub or its customers or any back door, time bomb, software lockout key or device, drop dead routine, or other software designed to disable its software or cause or facilitate any of the foregoing.

       Source is the registered owner of the domain names sourcewireless.com and auctionwireless.com (the "DOMAIN NAMES") on the WHOIS database; Source has a currently valid registration of the Domain Names with Network Solutions, Inc. or InterNIC ("NSI"); to the best of Source's knowledge, the Domain Names do not infringe the trademark, trade name, service mark or related rights of any third party; Source has not received notice, and Sources does not have any knowledge, of any pending or threatened claims by any third party relating to the use, registration, or ownership of the Domain Names; and the registration and renewal fees charged by NSI for the Domain Names are paid at least through April 7, 2001.

       The best of Source's knowledge, the current version of all of the software used by Source (i) will and does record, store, process, calculate and present calendar dates falling on and after, and spans of time including, January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such software records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, or calculate any information independent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. The Source Intellectual Property constitutes all assets, intellectual property and intellectual property rights necessary for the development, creation of executable versions of, and exploitation of the software currently used by Source.

              (n) CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the state "blue sky" laws, and the filing and recordation of the Agreement of Merger, as required by the Texas Act and Delaware Act, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by Source of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Source and the consummation of the transactions contemplated hereby will not violate or result in a breach by Source, or constitute a default under, or conflict with, or cause any acceleration of any material obligation with respect to (i) any material provision or restriction of any charter, bylaw, loan, indenture or mortgage of Source; or
(ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of Source is subject or by which Source is bound.

              (o) TAXES. Source has filed all Federal, state, foreign, local and any other applicable tax returns and reports required to be filed, and have paid in full all income, sales and other taxes and assessments shown due thereon or otherwise (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof). Such tax returns and reports are correct in all material respects. Federal tax returns of Source have not been audited by the Internal Revenue Service or any other governmental agency. There are no outstanding agreements or

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waivers extending the statutory period of limitation applicable to any
Federal or state income tax returns of Source.

              (p) ACCOUNTS RECEIVABLE. The accounts receivable of Source have been acquired in the ordinary course of business, and are subject to no known defenses, set-offs or counterclaims, except to the extent of the reserve reflected in the November 30, 1999 financial statements of Source.

              (q) CONTRACTS. Except as set forth in the Source Disclosure Letter, Source is not a party to (i) any lease, installment purchase agreement or other contract with respect to any real property, used or proposed to be used in its operations, except, in each case, items reflected in Source's November 30, 1999 financial statements; (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $10,000; (iii) any mortgage, lease, contract or agreement creating an obligation of $10,000 or more; (iv) any contract or agreement involving payments in excess of $10,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; (vi) any material license agreement; or (vii) any contract which could be reasonably be expected to result in a material loss or obligation to Source. Each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which Source is a party is valid and enforceable in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, whether asserted in a proceeding in equity or at law. Source, and to Source's knowledge, all other parties to each of the foregoing mortgages, leases, contracts, agreements or other arrangements have performed all material obligations required to be performed to date thereunder; neither Source, nor, to Source's knowledge, any such other party is in default or in arrears under the terms of any of the foregoing; and, to Source's knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

              (r) COMPLIANCE WITH LAW AND OTHER REGULATIONS. Source is in compliance with all requirements (including those relating to environmental matters) of Federal, state or local law, and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties and all premises occupied by it, except where the failure to comply would not be reasonably likely to have a Material Adverse Effect.

              (s) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS. Source and its "ERISA Affiliates" (as determined under Section 414(b), (c), (m) or (o) of the Code) (i) maintain, administer or contribute to, or at any time during the past six years have maintained, administered or contributed to, only those employee pension benefit plans (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 3.1(s) of the Source Disclosure Letter; and (ii) maintain, administer or contribute to only those employee welfare benefit plans (as defined in Section 3(l) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) described in Section 3.1(s) of the Disclosure Letter. Source and all ERISA Affiliates maintain, administer or contribute to only those bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangements described in Section 3.1(s) of the Source Disclosure Letter. Source is not a party to any collective bargaining agreement and there is no request for union representation pending or, to the knowledge of Source, threatened against Source. The employment of each employee of Source is terminable at will, subject to applicable law. Source has complied in all material respects with all other applicable Federal, state and local laws relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining,

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working conditions and payment of taxes of any kind, and Source is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave or other compensatory time. All officers and independent contractors of Source are paid salaries or other compensation in accordance with the amounts set forth in Section 3.1(s) of the Source Disclosure Letter, and Section 3.1(s) of the Source Disclosure Letter correctly and accurately sets forth all salaries, expenses and personal benefits paid to or accrued for all directors, officers and principal stockholders of Source as of the date of this Agreement, all of which are reflected as appropriate in Source's financial statements as of November 30, 1999.

              (t)    CONFLICTING INTEREST.  No director or officer of Source
(i) has any pecuniary interest in any supplier or customer of Source or in any other business with which Source conducts business or with which Source is in competition other than holdings of the publicly-traded securities of such entities; or (ii) is indebted to Source for borrowed money.

              (u) NO PAYMENTS TO DIRECTORS, OFFICERS, STOCKHOLDERS OR OTHERS. Since November 30, 1999, there has not been any purchase or redemption of any shares of capital stock of Source or any transfer, distribution or payment by Source, directly or indirectly, of any assets or properties to any director or officer or other person other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on November 30, 1999 and amounts paid in the normal course in reimbursement of reasonable expenses incurred on behalf of Source.

              (v) MINUTE BOOKS. The minute books of Source accurately record all actions taken by its stockholders and directors.

              (w) ACCURACY OF STATEMENTS. Neither this Agreement nor any statement, list, certificate, document or other information furnished or to be furnished by Source to Focus in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of circumstances under which they are made, not misleading.

              (x) BROKERS AND FINDERS. Neither Source nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

       3.2 REPRESENTATIONS AND WARRANTIES OF SOURCE AND THE PRINCIPAL SOURCE STOCKHOLDERS. Each of the Principal Source Stockholders as to himself and Source as to all of the Principal Source Stockholders hereby represents and warrants to Focus as follows:

              (a) OWNERSHIP OF SHARES. Each of the shares of Source Stock is owned by each of the Source stockholders free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind.

              (b) INVESTMENT REPRESENTATIONS. Each of the Source stockholders is either an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act of 1933, or, alone or with his representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Focus, and in any case is acquiring the Focus Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Each of the Principal Source Stockholders acknowledges that the Focus Common Stock will not be registered under the Securities Act or any state securities laws, and that such Focus Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable. Each of the Principal Source Stockholders acknowledges that the certificate or certificates evidencing the Focus Common Stock will bear a legend or legends referring to the restrictions on the transferability thereof and any other legends required by applicable law.

              (c) APPRAISAL RIGHTS. Each of the Principal Source Stockholders hereby acknowledges and agrees that by signing this Agreement he is approving the Merger and is waiving his appraisal rights with respect to the Merger under the Texas Act.

       3.3 REPRESENTATIONS AND WARRANTIES OF FOCUS AND MERGER SUB. Except as disclosed in the Focus SEC Reports (as hereinafter defined) and subject to such exceptions as are specifically disclosed in the disclosure letter of even date herewith relating to this Agreement and delivered by Focus to Source herewith (the "FOCUS DISCLOSURE LETTER"), Focus and Merger Sub jointly and severally represent and warrant to Source as follows:

              (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. Focus and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Focus and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect. Focus has heretofore delivered or will promptly deliver to Source accurate and complete copies of the charter and bylaws, as currently in effect, of Focus and each of its subsidiaries.

              (b) CORPORATE AUTHORITY. Each of Focus and Merger Sub has the corporate power and authority to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Focus and Merger Sub and constitutes a valid and binding agreement of each of Focus and Merger Sub, enforceable against Focus and Merger Sub in accordance with its terms.

              (c) CAPITAL STOCK. As of the date hereof, Focus has an authorized capital stock consisting of 25,000,000 shares of Focus Common Stock, $.01 par value per share, of which 9,264,893 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.01 par value per share, none of which shares have been issued or are outstanding. As of the date hereof, an aggregate of 5,691,873 shares of Focus Common Stock were reserved for issuance upon (i) the exercise of outstanding Focus stock options or stock options that may be issued in the future under Focus's stock option plans, and (ii) the exercise of outstanding warrants to purchase shares of Focus Common Stock. All of the issued and outstanding shares of capital stock of Focus have been validly authorized and issued and are fully paid and nonassessable and free of preemptive or similar rights. The shares of Focus Common Stock into which the shares of Source Common Stock will be converted pursuant to this Agreement will be, when issued, validly authorized and issued, fully paid, nonassessable and not subject to any preemptive rights.

              (d) OPTIONS, WARRANTS AND RIGHTS. Neither Focus nor Merger Sub has outstanding any options, warrants, or other rights to purchase or convert any obligation into any shares of the capital stock of Focus or Merger Sub, other than those referred to in Section 3.3(c).

              (e) FOCUS SEC REPORTS. Focus has made available to Source all forms, reports, and documents filed by Focus with the SEC since December 31, 1998 under the Securities Exchange Act of 1934 (the "1934 ACT") (collectively, the "FOCUS SEC REPORTS"). Each Focus SEC Report at the time filed (or, if amended or superseded by a subsequent filing, then on the date of such filing), (i) complied in all material respects with the applicable requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (f) FINANCIAL STATEMENTS. The balance sheets of Focus as of December 31, 1998 and 1997, the statements of operations, stockholders' equity and cash flows of Focus for each of the three years ended December 31, 1998 and for the nine months ended September 30, 1999, and the schedules and notes to the foregoing, as contained in the Focus SEC Reports, complied as to form in all material respects with the regulations of the SEC, were prepared in accordance with generally accepted accounting principles which were applied on a consistent basis, and fairly and accurately present the financial position, results of operations and changes in financial position of Focus as of their respective dates and for the periods indicated. The foregoing financial statements as for the three years ended December 31, 1998 have been audited by Hollander, Lumer & Co. LLP, independent public accountants, and the foregoing financial statements as of September 30, 1999, and for the three months ended September 30, 1999, have been certified by the principal financial officer of Focus. To Focus's knowledge, neither Focus nor Merger Sub has any material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Focus as of September 30, 1999, or incurred since September 30, 1999 in the ordinary course of business.

              (g) ACTIONS IN THE ORDINARY COURSE OF BUSINESS. Since September 30, 1999, neither Focus nor Merger Sub has: (i) taken any action outside the ordinary and usual course of business; (ii) borrowed any money or become continently liable for any obligations or liability of another; (iii) failed to pay all of its debts and obligations as they become due; (iv) incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $100,000 with respect to the same supplier or customer; (v) failed to use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers and others with which it deals; or (vi) increased or committed to increase the salary or compensation of any officer.

              (h) NO MATERIAL ADVERSE CHANGE. Since September 30, 1999, there has not been and, to the knowledge of Focus, there is not threatened
(i) any material adverse change in the financial condition, business, properties, assets or results of operations of Focus and Merger Sub, taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Focus or Merger Sub materially affects or impairs its ability to conduct its business; (iii) any event or condition of any character which has materially and adversely affected the business or prospects (financial or otherwise) of Focus or Merger Sub; or (iv) any mortgage or pledge of any material amount of the assets or properties of Focus or Merger Sub, or any indebtedness incurred by Focus or Merger Sub, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

              (i) LITIGATION. There are no actions, suits, proceedings or other litigation pending or, to the knowledge of Focus or Merger Sub, threatened against or affecting Focus or Merger Sub, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to Focus or Merger Sub, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

              (j) CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the state "blue sky" laws and the filing and recordation of the Agreement of Merger, as required by the Delaware Act and Texas Act, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by Focus and Merger Sub of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Focus and Merger Sub and the consummation of the transactions contemplated hereby will not violate or result in a breach by Focus or Merger Sub of, or constitute a default under, or conflict with or cause any acceleration of any obligation with respect to (i) any material provision or restriction of any charter, bylaw, loan, indenture or mortgage of Focus or Merger Sub; or (ii) any material provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of Focus or Merger Sub is subject or by which Focus or Merger Sub is bound.

              (k) COMPLIANCE WITH LAW AND OTHER REGULATIONS. Focus and Merger Sub are in compliance with all requirements (including those relating to environmental matters) of Federal, state or local law, and all requirements of all governmental bodies and agencies having jurisdiction over them, the conduct of their business, the use of their assets and properties and all premises occupied by them except where the failure to comply would not be reasonably likely to have a Material Adverse Effect.

              (l) ACCURACY OF STATEMENTS. Neither this Agreement nor any statement, list, certificate, document or other information furnished or to be furnished by Focus or Merger Sub to Source in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

              (m) BROKERS AND FINDERS. Neither Focus nor Merger Sub nor any of their directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

IV.    COVENANTS

       4.1 COVENANTS OF SOURCE. Source agrees that, unless Focus otherwise consents in writing, prior to the Closing:

              (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. Source shall not take or suffer or permit any action which would render untrue any of the representations or warranties of Source herein contained, and Source shall omit to take any action, the omission of which would render untrue any such representation or warranty.

              (b) PRESERVATION OF BUSINESS. Source shall use commercially reasonable efforts to (i) preserve intact the present business organization of Source; (ii) preserve the present goodwill and advantageous relationships of Source with vendors, customers and all other persons having business dealings with Source; and (iii) preserve and maintain in force all Source Intellectual Property. Source shall not enter into any employment agreements with any of its officers or management personnel which may not be cancelled without penalty upon notice not exceeding 90 days. Source shall maintain in force all property, casualty, directors and officers and other forms of insurance which it is presently carrying and shall refrain from making any change in any insurance coverage.

              (c) ORDINARY COURSE. Source shall operate its business only in the usual, regular and ordinary course and manner consistent with past practice. Without limiting the foregoing, Source shall not (i) encumber or mortgage any property or assets; (ii) incur any obligation (contingent or otherwise), or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business or, whether or not in the ordinary course of business, which involve obligations in excess of $10,000 or which extend beyond six months from the date of this Agreement; (iii) amend, modify or terminate any presently existing lease, contract, agreement or other obligation; or (iv) acquire any stock or other equity interest in any corporation, trust or other entity.

              (d) BOOKS AND RECORDS. Source shall maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years.

              (e) NO ORGANIC CHANGE. Source shall not (i) amend its charter or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization or otherwise; or (iii) merge or consolidate with any other corporation, trust or entity or change the character of its business.

              (f) NO ISSUANCE BY SOURCE OF SHARES, OPTIONS, OR OTHER SECURITIES. Except in connection with the conversion of all of its outstanding debt (other than trade debt) into equity, Source shall not (i) issue any shares of capital stock; or (ii) grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

              (g) COMPENSATION. Source shall not (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of the date of this Agreement; or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement.

              (h) DIVIDENDS. Source shall not (i) declare, make or pay any dividend or other distribution with respect to shares of Source Common Stock or otherwise; (ii) purchase, redeem or otherwise acquire any shares of Source Common Stock; or (iii) transfer, distribute or pay, directly or indirectly, any assets or properties to any stockholders of Source or to any other person, except as otherwise permitted by this Agreement.

              (i) RIGHT OF INSPECTION. Source shall make available to Focus and its representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of Source) and the financial statements of Source and allow Focus and its representatives the right to make whatever copies of such materials they require, and Source shall permit Focus and its independent accountants to audit or make such audit tests respecting the accounts of Source as Focus or its accountants consider appropriate.

              (j) CONFIDENTIALITY. Source shall not reveal, orally or in writing, to any person, other than Focus and its representatives, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature. All information obtained by Source from Focus, shall be kept confidential in accordance with the confidentiality agreement, dated October 14, 1999, entered into by and between Focus and Source (the "CONFIDENTIALITY AGREEMENT").

              (k) SATISFACTION OF OBLIGATIONS AND LIABILITIES. Source shall (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, except for those which are in good faith disputed with the written approval of Focus; (ii) maintain in all material respects and perform its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable federal, state and local laws, regulations and rules.

              (l) BEST EFFORTS. Subject to the terms and conditions of this Agreement, Source shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

              (m) DELIVERY OF INTELLECTUAL PROPERTY. Source shall deliver and transfer by electronic transmission to Focus (i) all of the software used by Source, including, without limitation, all copies of such software (including source code, object code and data files), notebooks, flowcharts and prototypes in Source's possession or control, (ii) any software tools used by Source, and (iii) all artwork and text in electronic form that relate to such software. Source shall execute and deliver to Focus any required Domain Name transfer documents.

       4.2 COVENANTS OF FOCUS. Focus agrees that, unless Source otherwise consents in writing, prior to the Closing:

              (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. Focus and Merger Sub shall not take or suffer or permit any action which would render untrue any of the representations or warranties of Focus herein contained, and Focus shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

              (b) RIGHT OF INSPECTION. Focus shall make available to Source and its representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of Focus or Merger Sub) and the financial statements of Focus and allow Source and its representatives the right to make whatever copies of such materials they require, and Focus shall permit Source and its independent accountants to audit or make such audit tests respecting the accounts of Focus as Source or its accountants consider appropriate.

              (c) CONFIDENTIALITY. Focus shall not reveal, orally or in writing, to any person, other than Source, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature. All information obtained by Focus or Merger Sub from Source shall be kept confidential in accordance with the Confidentiality Agreement.

              (d) BEST EFFORTS. Subject to the terms and conditions of this Agreement, Focus shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

V.     CONDITIONS PRECEDENT TO OBLIGATIONS

       5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FOCUS. The obligations of Focus and Merger Sub under this Agreement are, at the option of Focus and Merger Sub, subject to the satisfaction of the following conditions on or before the Closing:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Source herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing, except as affected by transactions contemplated hereby.

              (b) PERFORMANCE OF AGREEMENTS. Source shall have in all material respects performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing.

              (c) OPINION OF COUNSEL FOR SOURCE. At the Closing, Focus shall have received an opinion of Bertrand & Bertrand, counsel for Source, dated the Closing Date, in form and substance reasonably satisfactory to Focus and its counsel, to the effect that:

                     (i) Source is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power under the laws of such state to own, lease and operate its properties, to carry on its business as currently conducted and to consummate the Merger;

                     (ii) All necessary corporate proceedings of the Board of Directors of Source to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken and the stockholders of Source either do not have any appraisal rights under the Texas Act or have waived those rights.

                     (iii) Source has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by Source and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and

                     (iv) Except as disclosed in the Source Disclosure Letter, such counsel knows of no actions, suits or proceedings pending or threatened against or affecting Source, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that relate to the transactions contemplated by this Agreement, that would, if determined adversely to Source, individually or in the aggregate have a Material Adverse Effect.

              (d) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties or financial condition of Source, taken as a whole.

              (e) LITIGATION. No action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of Focus make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

              (f) CERTIFICATE OF SOURCE. At the Closing, Focus shall have received from Source a certificate of the chairman or president and the secretary of Source, dated the Closing Date, certifying that all representations and warranties set forth in this Agreement are true, complete and correct in all material respects at and as of the Closing Date as if made at that time, and that Source has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Source on or prior to the Closing.

              (g) CONSENTS AND APPROVALS. Source shall have obtained all consents and approvals of other persons, mortgagees, lessors, and governmental authorities necessary to the performance by Source of the transactions hereunder. Source shall have made all filings, applications, statements and reports to all Federal, state, and local governmental agencies or entities required to be made prior to the Closing by or on behalf of Source pursuant to any statute, rule or regulation in connection with the transactions contemplated hereunder. Focus shall have obtained the approval of the Merger and the transactions contemplated by this Agreement by Banc of America Commercial Finance Corporation, and Critical Capital Growth Fund, L.P.

              (h) DELIVERY OF DOCUMENTS. All other documents required to be delivered by Source on or prior to the Closing shall be delivered or shall be tendered by the Closing.

              (i) CONVERSION OF DEBT. All of the outstanding debt (other than trade debt) of Source shall be converted into capital stock of Source prior to the Closing.

              (j) EMPLOYMENT CONTRACTS. Focus or Merger Sub shall have entered into employment agreements with Steven Teel and David Lopez and any other employees of Source who are determined by Focus to be key employees on terms that are acceptable to Focus.

              (k) CANCELLATION OF SHAREHOLDER AGREEMENTS. The Buy-Sell Agreement, dated as of May ___, 1999 among the Principal Source Stockholders and the Shareholders' Agreement dated as of May ___, 1999 among the Principal Source Stockholders shall have been cancelled by each of the parties thereto.

              (l) RESOLUTION OF COVENANT NOT TO COMPETE. Source shall have obtained a waiver or release acceptable to Focus from all entities which hold a covenant not to compete relating to David Lopez or Steven Teel, or such other mutually acceptable resolution has been made between Source and Focus regarding such covenants not to compete. Notwithstanding anything to the contrary in this Agreement, this provision is specifically subject to Section 6.3, but is not subject to Section 8.11 such that any termination of this Agreement pursuant to Section 6.3 for the reason that the provisions of 5.1(l) shall not be accomplished by Source after reasonable and diligent efforts, shall not trigger the liquidated damages provisions of Section 8.11.

       5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SOURCE. The obligations of Source under this Agreement are, at the option of Source, subject to the satisfaction of the following conditions on or before the
Closing:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Focus and Merger Sub herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the

Closing with the same force and effect as though made on and as of the Closing, except as affected by transactions contemplated hereby.

              (b) PERFORMANCE OF AGREEMENTS. Focus and Merger Sub shall have in all material respects performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing.

              (c) OPINION OF COUNSEL FOR FOCUS. At the Closing, Source shall have received an opinion of Troy & Gould Professional Corporation, counsel for Focus, dated the Closing Date, in form and substance reasonably satisfactory to Source and its counsel, to the effect that:

                     (i) Focus and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each of them has all requisite corporate power under the laws of such state to own, lease and operate its properties, to carry on its business as currently conducted, and to consummate the Merger;

                     (ii) All necessary corporate proceedings of the Boards of Directors and the stockholders of Focus and Merger Sub to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken;

                     (iii) Each of Focus and Merger Sub has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by Focus and Merger Sub and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

                     (iv) Except as disclosed in the Focus Disclosure Letter, such counsel knows of no actions, suits or proceedings pending or threatened against or affecting Focus or Merger Sub, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality that would, if determined adversely to Focus or Merger Sub, individually or in the aggregate, have a Material Adverse Effect;

                     (v) The shares of Focus Common Stock to be issued in accordance with this Agreement are duly authorized, and will be, upon the effectiveness of the Merger, validly issued, fully paid and nonassessable.

              (d) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties or financial condition of Focus and Merger Sub, taken as a whole.

              (e) LITIGATION. No action or proceeding before any court or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of Source make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

              (f) CERTIFICATES OF FOCUS AND MERGER SUB. At the Closing, Source shall have received from Focus and Merger Sub certificates of the president and secretary of Focus and Merger Sub, dated the Closing Date, certifying that all representations and warranties set forth in this Agreement are true, complete and correct in all material respects at and as of the Closing as if made at that time, and that Focus and Merger Sub each has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Focus and Merger Sub on or prior to the Closing.

              (g) DELIVERY OF DOCUMENTS. All other documents required to be delivered by Focus or Merger Sub on or prior to the Closing shall be delivered or shall be tendered by the Closing.

              (h) CONSENTS AND APPROVALS. Focus and Merger Sub shall have obtained all consents and approvals of other persons, mortgagees, lessors, and governmental authorities necessary to the performance by Focus and Merger Sub of the transactions hereunder. Focus and Merger Sub shall have made all filings, applications, statements and reports to all Federal, state, and local governmental agencies or entities required to be made prior to the Closing by or on behalf of Focus or Merger Sub pursuant to any statute, rule or regulation in connection with the transactions contemplated hereunder.

VI.    AMENDMENT, WAIVER, TERMINATION

       6.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       6.2 WAIVER. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

       6.3 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                     (i)    by mutual consent of Source and Focus;

                     (ii) by either Source or Focus, if the Merger shall not have been consummated before January 31, 2000 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

                     (iii) by either Source or Focus, if (a) the conditions to such party's obligations shall have become impossible to satisfy; or (b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable.

       6.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.3 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 6.4 shall relieve any party from liability for any willful breach of this Agreement.

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

VII.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

       7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in Article III shall survive the Closing for a period of one year.

       7.2    INDEMNIFICATION BY SOURCE PRINCIPAL STOCKHOLDERS.

              (a) Subject to the terms and conditions contained herein, Source, jointly and severally with the Principal Source Stockholders, agree to indemnify, defend and hold harmless Focus, its stockholders, officers, directors, employees and attorneys, all subsidiaries and affiliates of Focus (including Merger Sub), and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "FOCUS GROUP") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Focus Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Source or the Principal Source Stockholders in this Agreement (collectively, the "FOCUS LOSSES"); provided, however, that following completion of the Merger, the foregoing indemnification (including without limitation with respect to Source's representations and warranties) shall be provided solely by the Principal Source Stockholders, and the foregoing indemnified parties shall neither be permitted nor required to seek indemnification from Source.

              (b) Source and the Principal Source Stockholders shall not be required to indemnify any member of the Focus Group for any Focus Losses until the aggregate amount of all Focus Losses under all claims shall exceed $100,000 (the "FLOOR"); provided, however, that if the aggregate amount of Focus Losses in respect of such claims exceeds the Floor, Source and the Principal Source Stockholders shall indemnify such member or members of the Focus Group for all such Source Losses (including the initial $100,000 in respect of such claims), subject to the further limitations set forth herein.

              (c) The obligation of Source and the Principal Source Stockholders to indemnify members of the Focus Group with respect to a Focus Loss as described in sections 7.2(a) and 7.2(b) is subject to the condition that Source and the Principal Source Stockholders shall have received a claim for such Focus Loss prior to the expiration of one year following the Closing Date.

       7.3    INDEMNIFICATION BY FOCUS.

              (a) Subject to the terms and conditions contained herein, Focus agrees to indemnify, defend and hold harmless Source, its stockholders, officers, directors, employees and attorneys, all affiliates of Source, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Source Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Source Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Focus in this Agreement (collectively, the "SOURCE LOSSES").

              (b) Focus shall not be required to indemnify any member of the Source Group for any Source Losses until the aggregate amount of all such Source Losses exceeds the Floor; provided, however that if the aggregate amount of Source Losses in respect of such claims exceeds the Floor, Focus shall indemnify such member or members of the Source Group for all such Source Losses

(including the initial $100,000 in respect of such claims), subject to the further limitations set forth herein.

              (c) The obligation of Focus to indemnify members of the Source Group with respect to any Source Loss is subject to the condition that Focus shall have received a claim for such Source Loss prior to the expiration of one year following the Closing Date.

       7.4    PROCEDURES FOR INDEMNIFICATION.

              (a) As used in this Article VII, the term "INDEMNITOR" means the party or parties against whom indemnification hereunder is sought, and the term "INDEMNITEE" means the party or parties seeking indemnification hereunder.

              (b) A claim for indemnification hereunder (an "INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Focus Losses or Source Losses, as the case may be, and, in the case of a Third Party Claim (as defined in Section 7.5), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

              (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.5 hereof shall be observed by Indemnitee and Indemnitor.

       7.5 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or any suit or proceeding instituted by a third party against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee would be entitled to indemnification under this Article VII (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

              (a) Indemnitee shall give Indemnitor written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor will undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense.
If Indemnitor fails or refuses to undertake the defense of such Third Party Claim within 15 days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 7.6, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 7.4(b) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

              (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

       7.6 SETTLEMENT OF THIRD PARTY CLAIMS. Unless Indemnitor has failed to fulfill its obligations under this Article VII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 7.5(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee.

VIII.  GENERAL

       8.1 FEES AND EXPENSES. If the Merger is consummated, (a) all costs and expenses incurred by Focus or Merger Sub in connection with this Agreement and the transactions contemplated hereby, will be borne by Focus and (b) all costs and expenses incurred by Source or the Principal Source Stockholders in connection with this Agreement and the transactions contemplated hereby will be borne by the Principal Source Stockholders (except that Focus will reimburse the Principal Source Stockholders for up to $5,000 of such costs and expenses no later than 30 days following Closing
Date). If the Merger is not consummated each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby.

       8.2 INDEMNITY AGAINST FINDERS. Each party hereto shall indemnify and hold the other party harmless against any claim for finders' fees based on alleged retention of a finder by it.

       8.3 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any Texas or other conflict-of-law provisions to the contrary.

       8.4 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, upon receipt of a facsimile transmission or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

              If to Focus or Merger Sub:

              Focus Wireless Group
              401 East Corporate Drive
              Suite 220
              Lewisville, Texas  75057
              Facsimile:  (214)  222-7745
              Attention:  Chief Executive Officer

                     with a copy given in the manner prescribed above, to:

              Troy & Gould Professional Corporation
              1801 Century Park East, Suite 1600
              Los Angeles, California 90067
              Facsimile:  (310)  201-4746
              Attention:  Sanford J. Hillsberg, Esq.

              If to Source:

              3121 Cross Timbers Road, Suite 14
              Flower Mound, Texas  75028
              Facsimile:  972-745-8835
              Attention:  Mr. Steven Teel

                     With a copy given in the manner prescribed above, to:

              If to Steven Teel:

              340 Dogwood Trail
              Coppell,  Texas 75019
              Facsimile:  972-745-8835

              If to David Lopez:

              3101 Havenwood Court
              Highland Village,  Texas 75077
              Facsimile:  972-317-1871

              If to Eric Gottfredson:

              191 Chinaberry Way
              Coppell,  Texas 75019
              Facsimile:  972-355-6592

                     With a courtesy copy to:

              Bertrand & Betrand
              1278 FM 407, Suite 109
              Lewisville, Texas 75077
              Facsimile:  972-317-9595
              Phone:  972-317-9999

Any party may alter the address to which communications or copies are to be sent by giving notice to the other parties of such change of address in conformity with the provisions of this paragraph for the giving of notice.

       8.5 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

       8.6 ENTIRE AGREEMENT. Except as set forth in the Confidentiality Agreement, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

       8.7 PUBLIC ANNOUNCEMENTS. Except as contemplated by this Agreement or as may be required by applicable law or the rules and regulations or the SEC or the National Association of Securities Dealers, Inc., none of the parties hereto shall make any press release or other public announcement or filings with respect to this Agreement or the transactions contemplated hereby without the prior approval of both Focus and Source, which approvals shall not be unreasonably withheld or delayed.

       8.8 INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

       8.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

       8.10 PROVISIONS SEPARABLE. The provisions of this Agreement are independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

       8.11 LIQUIDATED DAMAGES. In the event Source or Focus and Merger Sub fails to complete the Merger for any reason (except if such party is in compliance with the terms and conditions of this Agreement), (i) the sole remedy for Focus and Merger Sub in the case of such a failure by Source will be a cash payment by Source to Focus of $50,000 and (ii) the sole remedy of Source in the case of such a failure by Focus or Merger Sub will be a cash payment by Focus to Source of $50,000. The foregoing payment is intended to serve as a liquidated damages penalty by the defaulting party.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  FOCUS AFFILIATES, INC.

                                  By:   /s/ Michael S. Hedge
                                     -----------------------------------------
                                          Michael S. Hedge
                                          Chief Executive Officer

                                  FOCUS AFFILIATES MERGER SUB, INC.

                                  By:   /s/ Michael S. Hedge
                                     -----------------------------------------
                                          Michael S. Hedge
                                          Chief Executive Officer



                                  THE WIRELESS GROUP, INC.

                                  By:   /s/ Steven D. Teel
                                     -----------------------------------------
                                          Steven D. Teel
                                          President

                                        /s/ Steven D. Teel
                                     -----------------------------------------
                                          Steven Teel

                                        /s/ David Lopez
                                     -----------------------------------------
                                          David Lopez

                                        /s/ Eric Gottfredson
                                     -----------------------------------------
                                          Eric Gottfredson

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